CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2018, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 11 (included in Invesco Unit Trusts, Taxable Income Series 519) as of December 31, 2017, and for the period from January 14, 2016 (date of deposit) through December 31, 2016 and for the year ended December 31, 2017, and the financial highlights for the period from January 14, 2016 (date of deposit) through December 31, 2016 and for the year ended December 31, 2017, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-202988) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2018